EXHIBIT 5

                              Roy C. Hopkins, Esq.
                               1700 Attridge Road
                           Churchville, New York 14428
                                 (585) 293-2955


April 9, 2002

Board of Directors
USCORP
Suite 204
4535 West Sahara Avenue
Las Vegas, Nevada 89102

Re: Legality of shares issued pursuant to USCORP, Inc. 2002 Stock Option Plan - Form S-8

Board of Directors:

     I have acted as counsel to USCORP, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission")of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Exchange Act"), relating to the registration of two million forty five thousand three hundred fifty six (2,4655,356) shares of its common stock (the "Shares"), $0.01 par value per Share, which are issuable pursuant to the Company's 2002 Stock Option Plan (the "Plan").

     In connection with this opinion I have examined and relied upon certified copies or such documents otherwise identified to my satisfaction, including the Plan, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company, minute books and other records of corporate proceedings, and have reviewed relevant areas of law necessary or appropriate to render my opinion.

     Based upon and in reliance on the foregoing, and further limitations subject to the qualifications and assumptions set forth below, it is my opinion that the Shares to be issued by the Company pursuant to the Plan have been duly authorized and reserved for issuance, and when the share certificates have been duly executed by the company, and transfer agent, when issued and sold, will be validly issued, fully paid, and non-assessable.

     This opinion is limited by and subject to the following:

     (a) In rendering this opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company is a corporation validly existing and in good standing under the laws of the State of Nevada.




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     (b) In my examination of all documents,  certificates  and records,  I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, and the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to
this  opinion,   I  have  relied  upon   statements   and   representations   of
representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

     (c) My opinion is based solely on and limited to the Federal laws of the United States of America and the Nevada Revised Statutes, and express no opinion as to the laws of any other jurisdiction.

     I consent to the use of this opinion to be contained in any form or report made and given by the Company to the Securities and Exchange Commission (the "Commission"), and further consent to the use of my name whenever appearing in any such form or report filed with the Commission, and any amendment thereto; provided, however, that any such use or incorporation by reference is limited to the subject matter contained hereinabove.

                                                Sincerely,


                                                /s/Roy C. Hopkins
                                                -------------------
                                                Roy C. Hopkins, Esq.